Joint Filer Information

NAME: Michael Zimmerman

ADDRESS:  623 Fifth Avenue, 32nd Floor
          New York, New York 10022

DESIGNATED FILER: Prentice Capital Management, LP

ISSUER:  Equity Media Holdings CORP

DATE OF EVENT REQUIRING STATEMENT: March 30, 2007

SIGNATURE:




/s/ Michael Zimmerman
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    Michael Zimmerman